Exhibit 99.1

FOR IMMEDIATE RELEASE

Equifax Announces Senior Leadership Changes

Paulino do Rego Barros Jr., who most recently served as interim CEO, will assume the role of President of USIS

ATLANTA, July 20, 2018 – Equifax Inc. (NYSE: EFX) has named Paulino do Rego Barros Jr. to serve as President of United States Information Solutions (USIS), replacing Trey Loughran who has announced he is leaving the company to pursue a new opportunity.

Barros, who has held multiple senior leadership roles within the company, will be responsible for leading one of the largest business units within Equifax, with estimated revenue of $1.3 billion. USIS leverages unique data assets, technology, analytics, and expertise to create unparalleled insights to help both businesses and consumers make more informed financial decisions.

“Paulino is a strong, experienced leader with deep knowledge of our company and the industry as well as a track record of successful leadership at Equifax, including being a former President of the USIS business,” said Mark Begor, Chief Executive Officer at Equifax. “USIS is critical to our company’s growth, and I have total confidence in Paulino’s ability to drive the business forward at such a pivotal time in our history as we continue to focus on delivering innovation and powerful data-driven solutions to support our customers and address consumers’ financial needs.”

Prior to serving as interim CEO, Barros led the company’s Asia-Pacific business, which includes the largest acquisition in Equifax’s history – Veda, the leading provider of credit information and analysis in Australia and New Zealand. Previously, Barros led the company’s USIS business and the International business unit. Prior to joining Equifax, Barros founded and served as president of PB&C – Global Investments, LLC, and also held several executive positions at BellSouth Corporation and AT&T, including president of Global Operations for AT&T. His previous experience includes executive and managerial roles at Motorola, Inc., The NutraSweet Company, and Monsanto Company.

Barros, who will be based in Atlanta and report to the CEO, joined Equifax in 2010. He is a native of São Paulo, Brazil with more than 35 years of managerial experience within the telecommunications, food, automotive, glass, and chemical industries. He received degrees in Mechanical and Electrical Engineering in Brazil as well as an MBA from Washington University.

About Equifax

Equifax is a global information solutions company that uses unique data, innovative analytics, technology, and industry expertise to power organizations and individuals around the world by transforming knowledge into insights that help make more informed business and personal decisions.

Headquartered in Atlanta, Ga., Equifax operates or has investments in 24 countries in North America, Central and South America, Europe and the Asia Pacific region. It is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange (NYSE) under the symbol EFX. Equifax employs 10,400 employees worldwide.

FOR MORE INFORMATION

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